EXHIBIT 99.1

Vision-Sciences, Inc. Announces Results for Q3 2007

Orangeburg, NY., February 14, 2007 — Vision-Sciences, Inc. (Nasdaq: VSCI) today announced results for its fiscal 3rd quarter of fiscal 2007 which ended December 31, 2006 (“Q3 07”).  For Q3 07, sales were $2.2 million, a decrease of 33%, compared to $3.3 million for the fiscal quarter ended December 31, 2005 (“Q3 06”).  The net loss for Q3 07 increased to $1.5 million, or $0.04 per share, compared to a net loss of $1.0 million, or $0.03 per share, in Q3 06.  The increased loss in Q3 07 was primarily due to lower sales volume and higher spending for operations, compared to Q3 06.  Included in operating expenses were $137 thousand of stock-based compensation charges in Q3 07, compared to $289 thousand in Q3 06. The decrease the compensation expense is a result of awarding less stock-based compensation during this fiscal year.

Abbreviated results, in $000’s, except for per share data, for the periods are as follows:

	Q3 07	Q3 06	Increase/ (Decrease)	9M 07	9M 06	Increase/ (Decrease)
Sales	$2,216	$3,330	$(1,114)	$6,514	$8,165	$(1,651)
Net loss	$(1,405)	$(1,002)	$403	$(3,913)	$(2,912)	$1,001
Net loss per share	$(0.04)	$(0.03)	$(0.01)	$(0.11)	$(0.08)	$(0.03)

Sales of the medical segment were $1.54 million in Q3 07, a decrease of 39%, compared to sales of $2.53 million in Q3 06. The decrease in sales of the medical segment was due primarily to lower unit volume of the Company’s ENT and Urology endoscopes, and a moderate reduction in our Slide-On® EndoSheath® systems (“EndoSheaths”) in the international markets. Sales of the industrial segment were $0.68 million in Q3 07, a decrease of 14%, compared to sales of $0.79 million in Q3 06.  The decrease in net sales of the industrial segment was due to lower demand in the market for our borescopes.

Ron Hadani, President and CEO of Vision-Sciences, stated, “Our Q3 07 reflects the transition of our focus and transformation of our business strategy. In anticipation of the sale of our ENT EndoSheath® line to Medtronic Xomed, Inc., we started to phase out our international ENT sales force. We hired a new Vice President of Sales, where his immediate focus is on building and ramping up our domestic Urology sales force. Although our sales declined from last year after we terminated the distribution agreement with Medtronic Urology, we continued to build our urology sales network in both the domestic and international markets, and accelerated our investment in the development of our new line of endoscopes, to be released in this calendar year. In addition, we believe that the asset sale, licensing and distribution agreement with Medtronic Xomed, Inc., will expand our ENT endoscope business by having Medtronic distributing our products worldwide. Currently, Medtronic distributes our endoscopes only in the US & Canada. We therefore believe that our endoscope and related products sales will improve after we close the Medtronic deal, and release the new line of endoscopes currently under development.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products, utilizing sterile disposable sheaths, the Slide-On® EndoSheath® system, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Contact:

Vision-Sciences, Inc.

Yoav M. Cohen
Tel: (845) 365-0600 ext. 120
ycohen@visionsciences.com